UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549-1004

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 13, 2010

MODAVOX, INC.
(Exact Name of Registrant as Specified in its Charter)

STATE OF DELAWARE	333-57818	20-0122076
(State or other jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1900 W University Dr, Suite 231 Tempe, AZ 85281	85281-3291
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (480) 553 5795

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17-CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On January 11, 2010, Modavox, Inc. (the “Company” or “Modavox”) entered into a Subscription Agreement with a Midwest-based Accredited Investor, as that term is defined under Regulation D promulgated under the Securities Act of 1933, as amended, in connection with a private placement transaction (the "Transaction"). The Transaction, which closed on January 12, 2010, provides for the issuance of Modavox restricted securities in the amount of 1,333,333 shares, at a price per share of $1.50, for an aggregate total investment of $2,000,000. As part of the Transaction, the Accredited Investor has been granted 666,667 warrants, or 50% coverage, at a price per share of $3.00 with an expiration date of January 11, 2012. The Warrant Agreement does not provide for registration or net exercise provisions.

The Company believes that the capital raised through this Transaction, along with commitments from current warrant holders, will complete the funding requirements for the development of the Company's core Marketing Driven Platforms (including AD LIFE v3.0) by the first quarter of the Company's FY2011, and will also support the necessary sales infrastructure to fully realize current business opportunities.

About Modavox

Modavox, Inc. provides Internet applications and services based upon Marketing-driven technology platforms that enhance the delivery of marketing communications through intelligent distribution to all Internet-enabled devices.  In 2009, Modavox initiated a comprehensive business growth strategy aimed at fully leveraging the value of its technology and patent portfolio by accelerating the advanced development of technology platforms that apply the most valuable aspects of Modavox’s patents. Modavox manages three newly defined operating divisions in the high growth markets of mobile marketing (AD LIFE™), video content delivery (AD BOOM™) and ad network provisioning (AD SERVE™). These three divisions, together with patents foundational to targeted Web-based communications, will enable Modavox to pioneer a new era in marketing and new media communications with Internet applications and services for targeted consumers and communities worldwide.   For more information, please visit www.modavox.com.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MODAVOX, INC. (Registrant)
Date: January 13, 2010	By:	/s/ MARK SEVERINI
(Mark Severini, Chief Executive Officer)